EXHIBIT 3.01

This form cannot be hand written.

State of Utah DEPARTMENT OF COMMERCE Division of Corporations & Commercial Code Articles of Amendment to Articles of Incorporation (Profit)

Entity Number: 613952-0142

Non-Refundable Processing Fee: $37.00

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1.     The name of the corporation is: Pacific Health Care Organization, Inc.

2.     The date the following amendment(s) was adopted: November 22, 2019

3.     If changing the corporation name, the new name of the corporation is:

4.     The text of each amendment adopted (include attachment if additional space needed):

See attached

5.     If providing for an exchange , reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

6.     Indicate the manner in which the amendment(s) was adopted (mark only one):

☐ Adopted by Incorporators or Board of Directors - Shareholder action not required.

☑ Adopted by Shareholders - Number of votes cast for amendment was sufficient for approval.

7.     Delayed effective date (if not to be effective upon filing)      01/06/2020    (MM-DD-YYYY not to exceed 90 days)

Under penalties of perjury , I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: /s/ Tom Kubota

Title: Chief Executive Officer

Date: 12/27/2019

Under GRAMA {63G -2-201}, all registration information maintained by the Division is classified as public record. For confidentiality purposes, you may use the business entity physical address rather than the residential or private address of any individual affiliated with the entity.

Mailing/Faxing Information: www.corporations.utah.gov/contactus.html     Division's Website: www.corporations.ut ah.gov

04/19

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION OF

PACIFIC HEALTH CARE ORGANIZATION, INC.

Pacific Health Care Organization, Inc., a corporation organized under the laws of the State of Utah, on April 17, 1970, hereby adopts the following amendment to its Articles of Incorporation pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act (the “Act”).

I

The Articles of Incorporation shall be amended to read as follows:

ARTICLE VI

The Corporation hereby approves and adopts a forward split of the issued and outstanding common stock of the Corporation on a four (4) shares for one (1) share basis, and that said forward split shall occur on a per shareholder basis. There are approximately 3,200,000 pre-split common shares and 4,000 pre-split Series A Preferred shares issued and outstanding. All fractional shares resulting from the forward split shall be rounded up to the next whole share. Following the forward split there will be approximately 12,800,000 common shares and 16,000 Series A Preferred shares issued and outstanding.

In connection with the forward split, the number of authorized shares of common stock will increased proportionally from 200,000,000 shares to 800,000,000 shares. The par value of our common stock will remain $0.001.

II

The Certificate of Designation of Rights, Privileges and Preferences of Series A Preferred Stock shall be amended. The Corporation hereby approves and adopts the Amended Certificate of Designation of Rights, Privileges and Preferences of Series A Preferred Stock attached hereto as Annex A.

III

The date of shareholder approval and adoption of the foregoing amendment was November 22, 2019. The number of shares outstanding in the Corporation and entitled to vote, as of the record date, on the foregoing amendment was 3,200,000 common shares and 4,000 Series A Preferred shares. All common stock in the Corporation is entitled to one vote per share for each matter coming before the shareholders and each share of Series A Preferred Stock is entitled to vote with the common shares on all matters. Each

1

share of Series A Preferred Stock votes as 20,000 shares of common stock. A majority of the shares constitutes a quorum of the shareholders. The number of common shares that approved the foregoing amendment was 1,961,000 or 61% of the outstanding common shares and 4,000 or 100% of the outstanding Series A Preferred shares, which is sufficient to approve the foregoing amendment.

Dated this 27th day of December, 2019

PACIFIC HEALTH CARE ORGANIZATION, INC.
/s/ Tom Kubota
Tom Kubota
Chief Executive Officer

2

EXHIBIT A

Pacific Health Care Organization, Inc.

Amended Certificate of Designation of Rights, Privileges and Preferences of

Series A Preferred Stock

Pursuant to the provisions of the Utah Code Annotated, section 16-10a-102 through 641, of the corporation laws of the state of Utah, the undersigned corporation, Pacific Health Care Organization, Inc. (the “Company”) hereby adopts the following Designation of Rights, Privileges and Preferences of Series A Preferred Stock (the “Designation”):

FIRST:     The name of the Company is Pacific Health Care Organization, Inc.

SECOND:     Consistent with the terms and conditions of Section 4.01 of the Certificate of Designation of Rights, Privileges and Preferences of Series A Preferred Stock, in the event the Company subdivides its outstanding Common Stock (by forward stock split or otherwise) into a greater number of shares of Common Stock, the number of shares of Series A Preferred Stock shall be adjusted on the same terms and conditions as the Common Stock.

THIRD:     As a result of a four (4) shares for one (1) share forward split of the Company’s Common Stock approved by the Board of Directors on November 18, 2019 and by the majority holder of the Company’s outstanding capital stock on November 22, 2019, on the date and at the time of the four (4) shares for one (1) share forward split of the Company’s issued and outstanding Common Stock, the issued and outstanding shares of Series A Preferred Stock will also be forward split on the same four (4) shares for one (1) share basis.

FOURTH:     In connection with the approval of the (4) shares for one (1) share forward split discussed in the foregoing paragraph, and in accordance with the Articles of Incorporation of the Company and the corporation laws of the State of Utah, on November 18, 2019 the Board of Directors adopted a resolution, and on November 22, 2019, the majority shareholder of the Company’s outstanding capital stock approved such resolution to increase the number of authorized shares of the Company’s Series A Preferred Stock from 10,000 shares to 40,000 shares. The par value of the Series A Preferred Stock will remain $0.001.

RESOLVED, that the number of authorized Series A Preferred Stock shall consist of 40,000 shares, par value $0.001, with the following powers, preferences, rights, qualifications, limitations and restrictions:

1.     Liquidation Rights.

1.01     Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Company, holders of shares of Series A Preferred Stock shall rank in parity with the holders of Common Stock, with regard to any payments or distributions out of legally available assets. The holders of Series A Preferred Stock will not be entitled to receive any payment or distribution until the liquidation preferences of any series or class of the Company’s stock hereafter issued that ranks senior as to liquidation rights to the Series A Preferred Stock (senior liquidation stock) has been paid in full. The holders of Series A Preferred Stock, Common Stock and all other series or classes of the Company’s stock hereafter issued that rank on a parity as to liquidation rights with the Series A Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation of the shares of Series A Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company. Determination of the liquidation

Exhibit A-1

payment owed to any holder of Series A Preferred Stock shall be based on the number of shares of Series A Preferred Stock held and not the number of votes represented by each share of Series A Preferred Stock held.

1.02     Consolidation, Merger, Business Combination, Sale or Transfer. Neither a consolidation, merger or other business combination of the Company with or into another corporation or other entity nor a sale or transfer of all or part of the Company’s assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company.

2.     Voting Rights.

2.01     Voting Rights. The holders of the Series A Preferred Stock will be entitled to vote with the holders of Common Stock on all matters brought for a vote of the holders of Common Stock, on all actions sought to be taken by the unanimous written consent of the Common Stock holders, and as otherwise required by law. In connection with any such vote, each outstanding share of Series A Preferred Stock will be entitled to 20,000 votes of Common Stock of the Company, excluding shares held by the Company or any entity controlled by the Company, which shares shall have no voting rights.

3.     Dividends.

3.01     Right to Receive Dividends. Holders of shares of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds at the time legally available therefor, cash dividends. Dividends will be noncumulative and accrue without interest from the date of declaration and will be payable to holders of record as they appear on the stock books of the Company on such record dates as are fixed by the Board of Directors.

3.02     Senior Dividend Stock. The Series A Preferred Stock will be junior as to dividends to any series or class of the Company’s stock hereafter issued that ranks senior as to dividends to the Series A Preferred Stock (senior dividend stock). If at any time the Company has failed to declare and pay or set apart for payment accrued and unpaid dividends on any senior dividend stock, the Company may not pay any dividend on the Series A Preferred Stock.

3.03     Common Stock. The Series A Preferred Stock will rank in parity as to dividends with the Common Stock. Determination of the dividend payment owed to any holder of Series A Preferred Stock shall be based on the number of shares of Series A Preferred Stock held, and not the number of votes represented by the shares of Series A Preferred Stock held.

3.04      Junior Dividend Stock. The Series A Preferred Stock will have priority over any series or class of the Company’s stock hereafter issued that ranks junior as to dividends to the Series A Preferred Stock (junior dividend stock), and no dividend (other than dividends payable solely in such series or class of the Company’s stock hereafter issued that ranks junior as to dividends to the Series A Preferred Stock) may be declared, paid or set apart for payment on, and no purchase, redemption or other acquisition may be made by the Company of, any such series or class of junior dividend stock unless all declared and accrued dividends on the Series A Preferred Stock have been paid or set apart for payment.

3.05     Accrued and Unpaid Dividends. The Company may not pay dividends on any class or series of the Company’s stock having parity with the Series A Preferred Stock as to dividends, if any such stock is hereafter issued (parity dividend stock), unless it has declared and paid or set apart for payment, or contemporaneously declares and pays or sets apart for payment, all accrued and unpaid dividends for all prior periods on the Series A Preferred Stock; and the Company may not pay dividends on the Series A Preferred Stock unless it has declared and paid or set apart for payment, or contemporaneously declares and pays or sets apart for payment all accrued and unpaid dividends for all prior periods on the parity dividend stock. Whenever all accrued dividends are not paid in full on the Series A Preferred Stock or any parity dividend stock, all dividends declared on the Series A Preferred

Exhibit A-2

Stock and such parity dividend stock will be declared and made pro rata so that the amount of dividends declared per share on the Series A Preferred Stock and such parity dividend stock will bear the same ratio that accrued and unpaid dividends per share on the Series A Preferred Stock and such parity dividend stock bear to each other.

3.06     Dividend Period; Interest. The amount of dividends payable for the initial dividend period and any period shorter than a full dividend period will be computed on the basis of a 365-day year. No interest will be payable in respect of any dividend payment on the Series A Preferred Stock which may be in arrears.

4.     Adjustment to Number of Shares.

4.01     Adjustment to Number of Shares. In the event that the Company shall at any time after the date hereof: (a) declare a dividend on its Common Stock payable in Common Stock, (b) subdivide its outstanding Common Stock (by forward stock split or otherwise) into a greater number of shares of Common Stock, (c) combine the outstanding Common Stock (by reverse stock split or otherwise) into a smaller number of shares of Common Stock, or (d) issue any shares of its capital stock in a reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), the number of shares of Series A Preferred Stock shall be adjusted on the same terms and conditions as the Common Stock and the Company hereby undertakes to take and, as necessary to cause its shareholders to take, such actions and adopt such resolutions, actions and amendments as may be necessary or appropriate to cause such adjustment to the Series A Preferred Stock.

5.     Other Provisions.

5.01     Notice. Holders of Series A Preferred Stock shall be entitled to notice in the event of (a) the granting by the Company to all holders of its Common Stock of rights to purchase any shares of capital stock or any other rights or (b) any reclassification of the Common Stock, any consolidation of the Company with, or merger of the Company into, any other entity, any merger of any entity into the Company (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), or any sale or transfer of all or substantially all of the assets of the Company.

5.02     Status of Series A Preferred Stock. The shares of Series A Preferred Stock have been duly and validly issued, and are fully paid and nonassessable. The holders of the shares of Series A Preferred Stock have no preemptive rights with respect to any securities of the Company.

6.     Conversion.

6.01     Conversion. At any time, and from time to time, a holder of Series A Preferred Stock shall have the right, but not the obligation, to elect to convert such holder’s shares of Series A Preferred Stock into shares of Common Stock, on the following terms and conditions (any such conversion, a “Conversion”):

(i)     Any holder may elect to convert all, or any portion, of his, her or its shares of Series A Preferred Stock into Common Stock on a one-share for one-share basis, based on the number of shares of Series A Preferred Stock converted, and not the number of votes represented by the number of shares of Series A Preferred Stock converted.

(ii)     In order to effectuate a Conversion of shares of Series A Preferred Stock, the holder of such shares shall submit a written notice to the Company and the Company’s stock transfer agent (the “Transfer Agent”), duly executed by such holder and in the form attached hereto as Exhibit A, in the manner as may be required by the applicable procedures of the DTC, if applicable, stating that such holder irrevocably elects to convert the number of shares specified in such notice to the Company of the shares of Series A Preferred Stock being converted (the “Conversion Notice”). An election to convert shares of Series A Preferred Stock pursuant to a Conversion shall be deemed to have been made as of the date of receipt of the Conversion Notice by the Company’s Transfer Agent (the “Conversion Election Effective

Exhibit A-3

Date”). The conversion of shares of Series A Preferred Stock and the issuance of shares of Common Stock to be issued pursuant to such conversion shall become effective as of the Conversion Effective Date for such election. As used herein, “Conversion Date” means, with respect to any share of Series A Preferred Stock for which a valid Conversion election is made, the date on which the Conversion of such shares becomes effective pursuant to the immediately preceding sentence. As promptly as practicable, (and in no event more than ten business days following the Conversion Date), the Company or the Transfer Agent shall deliver to the applicable holder (or, if applicable, the name of such holder’s designee as stated in the Conversion Notice), (i) by book-entry delivery via DTC to the account(s) specified by DTC, the number of shares of Common Stock equal to number of shares to which such holder is entitled pursuant to the Conversion of the shares of such holder’s Series A Preferred Stock that were converted as of such Conversion Date, or if the Company is not DTC eligible as of such Conversion Date, (ii) a certificate representing the number of shares of Common Stock equal to the number of shares to which such holder is entitled pursuant to the Conversion of the shares of such holder’s Series A Preferred Stock that were converted as of such Conversion Date.

(iii)     The Transfer Agent, if applicable, or the Company shall maintain a written record that lists each Conversion election that is made and, with respect to each such election (a) the electing holder, (b) the number of shares with respect to which such election was made, (c) the Conversion Election Effective Date and (d) to the extent applicable, the Conversion Date(s) for the shares of Series A Preferred Stock converted pursuant to such election and the number of shares of Common Stock issued pursuant to such Conversion on each such Conversion Date.

6.02     General Conversion Provisions.

(i)     Effect of Conversion on Series A Preferred Stock. All shares of Series A Preferred Stock that are converted pursuant to a Conversion shall automatically, upon such Conversion, be cancelled and retired and cease to exist, and shall not thereafter be reissued or sold and shall return to the status of authorized but unissued shares of Preferred Stock undesignated as to series. Upon the conversion of shares of Series A Preferred Stock, all such shares shall thereupon cease to confer upon the holder thereof any rights (other than the right to receive shares of Common Stock that such holder is entitled to receive pursuant to such Conversion) of a holder of Series A Preferred Stock, and the person(s) in whose name the shares of Common Stock are to be issued upon such Conversion shall be deemed to have become the holder(s) of record of such shares of Common Stock.

(ii)     Status of Common Stock. All shares of Common Stock delivered upon a Conversion of shares of Series A Preferred Stock will, upon such Conversion, be duly and validly authorized and issued, fully paid and nonassessable, free from all preemptive rights, free from all taxes, liens, security interests, charges and encumbrances (other than liens, security interests, charges and encumbrances created by or imposed upon the holder or taxes in respect of any transfer occurring contemporaneously therewith).

(iii)     No Charge or Payment. The issuance of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to a Conversion shall be made without payment of additional consideration by, or other charge, cost or tax to, the holder in respect thereof: provided, however, that the Company shall not be required to pay any tax or other governmental charge that may be payable with respect to the issuance or delivery of any shares of Common Stock in the name of a person other than the holder of such converted shares, and no such delivery shall be made unless and until the person requesting such issuance has paid to the Company the amount of any such tax or charge, or has established to the satisfaction of the Company that such tax or charge has been paid or that no such tax or charge is due.

(iv)     Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuance upon conversion of shares of Series A Preferred Stock, such number of shares of Common Stock issuable upon conversion of all outstanding shares of Series A Preferred Stock pursuant to a Conversion. The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation applicable to the Company or any requirements of any securities exchange upon which such shares of Common Stock may be listed

Exhibit A-4

(except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of shares of Series A Preferred Stock.

7.     Restrictions on Transfer

7.01     Restrictions on Transfer

(i)     Legend. Holder understands and agrees, that except in the event there is an effective registration statement pursuant to applicable federal, state, provincial and/or local law, as applicable, at the time of exercise, certificates or other instruments representing the Shares acquired by holder will bear a legend substantially similar to the following, in addition to any legends required by federal or state laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATIONS OR EXEMPTION THEREFROM. HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITY LAWS.

Holder understands and agrees further that the Company may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of Shares held by the holder:

THE SECURITIES REPRESENTED HEREBY MAY BE SUBJECT TO A MARKET STAND-OFF AGREEMENT SET FORTH IN AN AGREEMENT ENTERED INTO BETWEEN THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SECURITIES.

(ii)     Stop Transfer Instructions.  In order to ensure compliance with the restrictions referred to herein, each holder of Series A Preferred Stock agrees that the Company may issue appropriate “stop transfer” instructions.

IN WITNESS WHEREOF, this Amended Certificate of Designation of Rights, Privileges and Preferences of Series A Preferred Stock is executed on behalf of the Company this 27th day of December, 2019.

PACIFIC HEALTH CARE ORGANIZATION, INC.
/s/ Tom Kubota
Tom Kubota
Chief Executive Officer

Exhibit A-5

Exhibit A

PACIFIC HEALTH CARE ORGANIZATION, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designation of Rights, Privileges and Preferences of Series A Preferred Stock of Pacific Health Care Organization, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) of Pacific Health Care Organization, Inc., a Utah corporation (the “Company”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”) of the Company, as of the date specified below.

Date:
Number of Series A Preferred stock to be converted:

Signature:
Printed Name:
Address:

Exhibit A-6